Exhibit 99

CONTACT:	STRATUS SERVICES GROUP, INC.
Suzette Berrios, Esq., General Counsel
(732) 866-0300 – Fax (732) 866-6676

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. ANNOUNCES
RECENT SALE OF FIVE NEW JERSEY OFFICES AND MIAMI OFFICE;
REPORTS ON JUNE 30, 2003 THIRD QUARTER FINANCIAL RESULTS

Manalapan, New Jersey – September 23, 2003 – Stratus Services Group, Inc. (OTC Bulletin Board: SERV.OB), the SMARTSolutions™ Company, announced today the recent sales of certain of its New Jersey offices and its Miami Springs, Florida office.  The Company also reported on its June 30, 2003 third quarter financial results which do not give effect to such sales.  The purpose of the New Jersey sale was to raise capital and to also enable the Company to return to its focus on its core business.  The New Jersey offices sold represent approximately $12 million of the Company’s fiscal 2003 gross revenues.

Effective September 15, 2003, Stratus completed the sale of substantially all of the tangible and intangible assets, excluding accounts receivable, of five of its New Jersey offices to D/O Staffing LLC.  The offices sold are the following:  Elizabeth, New Jersey; New Brunswick, New Jersey; Paterson, New Jersey; Perth Amboy, New Jersey and Trenton, New Jersey.   The base purchase price for the purchased assets was $1,250,000.  Additionally, Stratus will receive as a deferred purchase price, an amount equal to $125,000 if certain gross billings milestones are achieved.

In connection with the transaction, each of Stratus and D/O entered into Non-Compete and Non-Solicitation Agreements pursuant to which Stratus agreed not to compete with D/O in certain areas or regarding certain accounts, and D/O agreed not to compete with Stratus with respect to certain accounts, including, without limitation, accounts serviced by Stratus’ six remaining offices in New Jersey, for a period of eighteen (18) months.

Effective August 18, 2003, Stratus also completed the sale of substantially all of the tangible and intangible assets, excluding accounts receivable, of its Miami Springs, Florida office to ALS, LLC, a Florida limited liability company in which the son of Stratus’ President and Chief Executive Officer has a 50% interest.  The purchase price for the purchased assets was $128,000, paid by a promissory note with interest at 7% per annum payable over 60 months.

In connection with the transaction, ALS entered into a Non-Compete and Non-Solicitation Agreement pursuant to which ALS agreed not to compete with Stratus with respect to any of Stratus’ other remaining offices for a period of eighteen (18) months.  The Miami office was sold as it was a non-performing office which is also not in the Company’s core focus territory.

These sales were made in conjunction with the Company’s current restructuring efforts which include substantial cost cutting, office consolidations and job repositioning, all with a goal of positioning the Company to again achieve profitability.

The Company’s Fiscal 2003 third quarter financial results, which do not give effect to such sales, again reflected increased revenues.  Third quarter revenues were $26,951,354 and operating earnings (loss) was ($935,107) compared to $19,269,395 and ($1,658,982) respectively, for the prior year’s third quarter.  The total earnings (loss) from continued operations were ($1,288,381) compared to ($4,357,386) for the prior year’s third quarter.

The Company’s revenues are up 39.9% for the three months ended June 30, 2003 compared to the same three-month period ended June 30, 2002.  Gross profit decreased to 13.4% for the three months ended June 30, 2003 compared to 15.0% for the three months ended June 30, 2002.  This decrease was a result of increased pricing competition for staffing services and increases in the cost of worker’s compensation insurance and state unemployment taxes.  The Company’s SG&A expenses, not including depreciation and amortization, decreased 2.8% for the three months ended June 30, 2003 compared to the same three-month period ended June 30, 2002.

Stratus Services Group, Inc.

Financial Highlights

	Three Months Ended
	June 30, 2003	June 30, 2002

Continuing operations
Revenues	$26,951,354	$19,269,395

Operating income (loss)	$(935,107)	$(1,658,982)

Net earnings (loss) attributable to common stockholders	$(1,469,456)	$(4,652,862)

Net earnings (loss) per share attributable to common stockholders
Basic:
Earnings (loss) from continuing operations	$(.08)	$(.40)
Earnings from discontinued operations	—	—
Net earnings (loss)	$(.08)	$(.40)

Diluted:
Earnings (loss) from continuing operations	$(.08)	$(.40)
Earnings from discontinued operations	—	.14
Net earnings (loss)	$(.08)	$(.40)

Weighted average shares, outstanding per common share
Basic	18,867,632	11,522,567
Diluted	18,867,632	11,522,567

The second quarter results reflect sequential improvement as the Company is poised to achieve its target revenue goals in its endeavor to regain profitability.

Stratus is a national provider of staffing services and also provides a broad range of information technology staffing and project consulting through its Stratus Technology Services, LLC joint venture.

This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties.  Factors that could cause the Company’s actual results and financial condition to differ from the Company’s expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company’s services, competitive market and pricing pressures, the availability of qualified temporary workers, the effects of continued operating losses on liquidity, the continued cooperation of the Company’s creditors, effects of acquisitions, availability of capital to sustain growth, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulation.

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